EXHIBIT 99.1

For More Information:

CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 Crocker Coulson, Partner crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP & General Counsel varora@excelligencemail.com

FOR IMMEDIATE RELEASE

CCG Investor Relations Retained by

Excelligence Learning Corporation

MONTEREY, Calif., October 1, 2004 — CCG Investor Relations, a leading investor relations and strategic communications firm, announced today that it has been retained by Excelligence Learning Corporation (NASDAQSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets. Excelligence adds to CCG’s roster of select public and pre-IPO companies for which the agency provides investor relations and strategic communications services.

Crocker Coulson, President of the investor relations firm said, “We are very enthusiastic about having Excelligence as a client and look forward to aiding them in obtaining broader exposure in the investment community and the media. Excelligence’s ability to grow organically, high quality educational expertise and increasing market opportunities make the company well positioned for success. CCG is excited to provide management with expertise to take this story to a wider audience.”

Ronald Elliott, the CEO of Excelligence Learning Corporation, stated, “We are pleased to be working with CCG and believe that the agency will help us to bring our compelling story and growth strategy to the investment community and the media.”

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and

October 1, 2004	Excelligence Learning Corporation Retains CCG	Page 2

parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

About CCG Investor Relations

CCG is one of the country’s leading investor relations and strategic communications firms. The agency designs and executes programs for 40 publicly traded companies, including North American Scientific, Retalix Ltd., Diodes Inc., Extra Space Storage, IMPAC Mortgage Holdings, Quality Systems and SI International Inc. The full-service investor relations agency has corporate headquarters in Los Angeles with additional offices in New York City, Las Vegas and Irvine, Calif. For further information, contact CCG directly or visit the company’s website at www.ccgir.com.

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